UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): June 14, 2006
DELEK US HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-32868 (Commission File Number)	52-2319066 (IRS Employer Identification No.)

830 Crescent Centre Drive, Suite 300 Franklin, Tennessee (Address of principal executive offices)	37067 (Zip Code)
Registrant’s telephone number, including area code: (615) 771-6701
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
FAST Acquisition Agreement
     On June 14, 2006, MAPCO Express, Inc. (“MAPCO”), a subsidiary of Delek US Holdings, Inc. (the “Registrant”), entered into a purchase and sale agreement with Fast Petroleum, Inc., Worth L. Thompson, Jr., John E. Thompson, Thompson Management, Inc., Thompson Acquisitions, Inc., Thompson Investment Properties, Inc., WJET, Inc., Fast Financial Services, Inc. and Top Tier Assets, LLC (the “FAST Acquisition Agreement”) providing for the purchase of 43 retail fuel and convenience stores located in northwest Georgia and southeast Tennessee, and related assets (collectively, the “FAST Assets”). MAPCO will own 30 of the properties and assume leases for the remaining 13. The purchase price for the FAST Assets will be approximately $46 million, plus the value of fuel, merchandise and food inventories to be determined at the closing. Completion of the acquisition, which is expected to occur within 30 days, is subject to customary closing conditions.
     On June 15, 2006, the Registrant issued the press release attached hereto as Exhibit 99.1, announcing that MAPCO has entered into the FAST Acquisition Agreement.
     In connection with entering into the FAST Acquisition Agreement, MAPCO entered into an amendment to its existing senior secured credit facility to modify restrictive covenants that otherwise would have prevented the acquisition of the FAST Assets.

Item 8.01 Other Events.
     On June 15, 2006, the Registrant issued the press release attached hereto as Exhibit 99.1, announcing that MAPCO has entered into the FAST Acquisition Agreement.
Item 9.01 Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired.

Not applicable.

(b)	Pro forma financial information.

Not applicable.

(c)	Shell company transactions.

Not applicable.

(d)	Exhibits.

99.1 Press release of the Registrant, issued on June 15, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELEK US HOLDINGS, INC.
Date: June 15, 2006	By:	/s/ EZRA UZI YEMIN
	Name:	Ezra Uzi Yemin
	Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit
No.	Description

99.1	Press release of the Registrant, issued on June 15, 2006.